Exhibit 10.2

                        AMENDMENT TO EMPLOYMENT AGREEMENT

      AMENDMENT, dated July 22, 2003, to the agreement by and among CIT Group Inc., a Delaware corporation (the "Company") and Albert R. Gamper, Jr. (the "Executive") dated as of the 16th day of December, 2002 (the "Employment Agreement").

      WHEREAS, the Company intends to enter into an employment agreement with Jeffrey M. Peek ("Peek") that provides, inter alia, that Peek shall have Good Reason to terminate his employment by the Company if he is not appointed or elected to the position of Chief Executive Officer of the Company on or before September 3, 2004;

      WHEREAS, the Company and the Executive desire to amend the Employment Agreement to permit the appointment or election of Peek to the position of Chief Executive Officer on or after July 3, 2004 and on or before September 3, 2004, without triggering the Executive's ability to terminate his employment for Good Reason, as defined in the Employment Agreement.

                 NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1. Upon the appointment or election of Peek to the position of Chief Executive Officer of the Company on or after July 3, 2004, the Executive shall no longer serve as Chief Executive Officer of the Company, and shall no longer have such authority, duties and responsibilities as are commensurate with such position.

      2. If the Company appoints or elects Peek to the position of Chief Executive Officer of the Company on or after July 3, 2004, the Executive may not terminate his employment for Good Reason, as defined in Section 4(c)(i) of the Employment Agreement because the Executive ceases to be the Chief Executive Officer of the Company or in connection with or as a result of the appointment or election of Peek to the position of Chief Executive Officer, the Executive is assigned duties materially inconsistent with the Chief Executive Officer position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of the Employment Agreement, or there is a material diminution in the Executive's authority, duties or responsibilities as a result of Peek becoming Chief Executive Officer of the Company.

      3. Except as set forth herein, the provisions of the Employment Agreement remain in full force and effect, including, without limitation, the compensation provisions set forth in Section 3(b) of the Employment Agreement and that the Executive shall serve as Chairman of the Board of the Company, as set forth in
Section 3(a) of the Employment Agreement, reporting directly to the Board, and shall serve as a member of the Board.

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Company's Board of Directors and the Company, have caused these presents to be executed in their name and on their behalf, all as of the day and year first above written.

                                            ------------------------------------
                                                    Albert R. Gamper, Jr.

                                            CIT GROUP INC.

                                            By
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